Exhibit 99.1

Rockwell Medical Closes $58.5 Million Public Offering of Common Stock

WIXOM, MI — 11/25/2014 — Rockwell Medical, Inc. (NASDAQ: RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency, secondary hyperparathyroidism and hemodialysis, announced today the closing of the sale of 6,500,000 shares at $9.00 per share in an underwritten public offering for an aggregate offering amount of $58.5 million. The net proceeds from the offering, after commissions and other estimated offering expenses, were approximately $54.7 million.  Rockwell has also granted the underwriters a 30-day option to purchase up to an additional 975,000 shares of common stock offered in the public offering.

The net proceeds of the offering will be used to repay outstanding secured indebtedness and for other general corporate purposes.

BofA Merrill Lynch is acting as the sole book-running manager for the proposed offering.  Stifel is acting as Lead Manager and Summer Street Research Partners, Craig-Hallum Capital Group, Chardan Capital Markets, LLC and LifeSci Capital, LLC are acting as co-managers.

Shelf registration statements (File Nos. 333-181003 and 333-200379) relating to these securities were previously filed with, and declared effective by, the Securities and Exchange Commission.  A prospectus supplement related to the offering was filed with the Securities and Exchange Commission on November 20, 2014.  Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via email, at dg.prospectus_requests@baml.com.  An electronic copy of the final prospectus supplement and accompanying prospectus relating to the offering will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Rockwell, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer of these securities will be solely by means of a prospectus included in the registration statement and a prospectus supplement that will be issued in connection with the offering.

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s lead investigational drug Triferic is currently under NDA review by the FDA for the treatment of iron replacement and hemoglobin maintenance in dialysis patients, with a PDUFA date of January 24, 2015. Triferic delivers iron to dialysis patients during their regular dialysis treatment, using dialysate as the delivery mechanism.

Rockwell is preparing to launch its FDA approved generic drug Calcitriol, to treat secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis.

Triferic™ is a trademark of Rockwell Medical, Inc. / CitraPure® is a registered trademark of Rockwell Medical, Inc.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to launch Calcitriol and SFP following FDA approval. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Hans Vitzthum, Investor Relations; (212) 915-2568